UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 15, 2008

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on January 15, 2008, the Board of Directors of Cintas Corporation (the “Company”) appointed J. Phillip Holloman President and Chief Operating Officer of the Company.  On January 31, 2008, the Company finalized Mr. Holloman’s compensation arrangements in connection with his new positions.

Mr. Holloman’s base salary increased to $500,000, retroactive to January 14, 2008.  In addition, on January 31, 2008. Mr. Holloman was granted 25,000 non qualified options to purchase Company common stock and 5,000 restricted stock shares.  Mr. Holloman will also participate in all benefit plans, including the Executive Incentive Plan, applicable to executive officers of the Company and described in detail in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders.  Under the Equity Incentive Plan, the Company establishes a target bonus for participants, including Mr. Holloman, payout of which is based on achieving established goals.  This amount can increase to up to 200% or decrease to 50% of the target bonus depending on the extent to which the earnings per share goal and individual goals are achieved.  If the goals up to a certain level are not met, no bonus will be paid. The bonuses will be paid in cash and restricted stock and non-qualified stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINTAS CORPORATION

Date: February 1, 2008	By:	/s/ Thomas E. Frooman
Thomas E. Frooman
Vice President, General Counsel and Secretary